ARTICLES OF MERGER
                               OF
                        STATE OF NEVADA

                           QUAZON CORP.
                       (a Utah corporation)
To the Secretaries of
State of Utah and Nevada

     Pursuant to the provisions of Section 16- 1Oa-1105 of the Utah Revised Business Corporation Act, and Section 92A.190 of the
Nevada Revised Statues, it is hereby certified that:

     1. The names and addresses of the merging, corporations are Quazon Corp., 4848 South Hichland Drive, #353, Salt Lake City, Utah 84117, which is a corporation organized under the laws of the State of Utah ("Quazon - Utah"), and Quazon Corp., 135 West 900 South, Salt Lake City, Utah 84101, which is a business corporation organized under the laws of the State of Nevada ("Quazon - Nevada").

     2. The following is the Plan of Mercer (the "Plan") for merging Quazon Utah with and into Quazon - Nevada as approved by the Board of Directors and stockholders of each of said corporations (with the stockholders of Quazon - Utah being sometimes called the "Utah Stockholders"), pursuant to which Quazon - Nevada will be the surviving corporation:

                          Plan of Merger

               1.1 Merger and Surviving Corporation. Ouazon - Utah will merge into Quazon - Nevada being the "Surviving Corporation"; the separate existence of Quazon - Utah shall cease, and the name of the Surviving Corporation shall beccme "Quazon Mountain Holdings, Inc." Until amended, modified or otherwise altered, the Articles of Incorporation of Quazon - Nevada shall continue to be the Article of Incorporation of the Surviving Corporation; and the Bylaws of Quazon - Nevada shall continue to be the Bylaws of the Surviving Corporation.

               1.2 Share Conversion. Each outstanding or subscribed share of common stock of Quazon - Utah (the "Quazon - Utah Shares") shall, upon the effective date of the Plan, be converted into one share of common stock of Quazon - Nevada;
     all fractional shares shall be rounded to the nearest whole share.

               1.3 Survivor's Succession to Corporate Rights. The Surviving Corporation shall thereupon and thereafter possess all rights, privileges, powers and franchises of public as well of a private nature, and be subject to all of the restrictions, disabilities and duties of Quazon - Utah; and all and singular, the rights, privileges, powers and franchises of Quazon - Utah, and all property, real, personal and mixed, and all debts due to Quazon - Utah on whatever account, as well for stock subscriptions as all other things in action or belonging to Quazon Utah shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Quazon
     - Utah, and the tide to any real estate vested by deed or otherwise in Quazon - Utah shall not revert or be in any way impaired by reason of the Plan; but all rights of creditors and all liens upon any property of Quazon - Utah shall be preserved unimpaired, and all debts, liabilities and duties of Quazon - Utah shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

               1.4 Survivor's Succession to Corporate Acts, Plans, Contracts, etc. All corporate acts, plans, policies, contracts, approvals and authorizations of- Quazon - Utah and its stockholders, its Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the effective time of the Plan, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporations and shall be as effective and binding thereon as the same were with respect to Quazon - Utah. The employees of Quazon - Utah shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Quazon Utah.

               1.5 Survivor's Rights to Assets, Liabilities, Reserves, etc. The assets, liabilities, reserves and accounts of Quazon - Utah shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Quazon - Utah, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

               1.6 Resignations of Present Directors and Executive Officers of the Surviving Corporation and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of Quazon - Nevada shall resign, in seriatim, and designate the directors and executive officers of Quazon-Utah to serve in their place and stead, until the next respective annual meetings of the stockholders of Board of Directors of the Surviving Corporation, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

               1.7 Principal Office. The principal executive office of the Surviving Corporati n s all be located at 135 West
     900 South, Salt Lake City, Utah 84101.  The Surviving
     Corporation shall also maintain a registered office in the State of Nevada at 502 East John Street, Carson City, Nevada
     89706.

               1.8 Adoption. The Plan shall be adopted by the Board of Directors of Quazon - Nevada, and by the Quazon - Utah
     Stockholders.

               1.9 Dissenters' Rights and Notification. As the Plan requires the affirmative vote of the outstanding voting securities of Quazon - Utah, dissenters' rights are not applicable under the Plan;

               1.10 Delivery of Certificates by the Quazon-Utah Stockholders. The transfer of the Quazon - Utah Shares by the Quazon - Utah Stockholders shall be effected by the delivery to Quazon - Nevada or its transfer agent of certificates representing the Quazon - Utah Shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of Quazon - Nevada and with any necessary transfer taxes and other revenue stamps affixed and acquired at the expense of the Quazon - Utah Stockholders, and on receipt thereof to the satisfaction of the Surviving Corporation, stock certificates representing shares in Quazon - Nevada shall be issued and delivered to the Quazon
     - Utah Stockholders.

               1.11 Further Assurance. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other action as may be reasonably required or necessary to carry out the terms and provisions hereof.

               1.12 Effective Date. The Effective Date of the Plan shall be the date when the Articles of Merger are filed and accepted by the Secretary of State of the State of Nevada and at such time as all applicable provisions of the Nevada Revised Statutes have been met, and in compliance with
     Section 16-10a-1104(5) of the Utah Revised Business
     Corporation Act.

     3. The Plan has been approved by the respective Boards of Directors of Quazon - Nevada and Quazon - Utah and the stockholders of Quazon - Utah, in accordance with the provisions of Section 92A.120 of the Nevada Revised Statues. Quazon - Utah has one class of outstanding securities, common; Quazon - Utah owns 100% of the outstanding shares of Quazon - Nevada and therefore the vote of the stockholders of Quazon - Nevada is not required.

     4.   The applicable provisions of the Nevada Revised
Statutes relating to the merger of Quazon - Utah with and into Quazon - Nevada will have complied with upon compliance with any of the filings and recording requirements thereof.

     5. The merger herein provided for shall become effective in the State of Nevada of the date of filing hereof.

                              QUAZON CORP., a Utah corporation


Date: 11-12-97                By
                              Steven D. Moulton, President


Date: 11-12-97                By
                              Diane Reed, Secretary






STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

     Personally appeared before me this 13 day of November, 1997, Steven D. Moulton and Diane Reed, who duly acknowledged to me that they are the President and Secretary, respectively, of Quazon Corp., a Utah corporation, and that they are authorized to and did execute the foregoing Articles of Merger.



                              NOTARY PUBLIC



                              QUAZON CORP., a Nevada corporation



Date: 11-12-97                By
                              Steven D. Moulton, President


Date: 11-12-97                By
                              Diane Reed, Secretary


STATE OF UTAH       )
                    ) ss
COUNTY OF SALT LAKE )

     Personally appeared before me this ____ day of November, 1997, Steven D. Moulton and Diane Reed, who duly acknowledged to me that they are the President and Secretary, respectively, of Quazon Corp., a Nevada corporation, and that they are authorized to and did execute the foregoing Articles of Merger.




                              NOTARY PUBLIC

                    CERTIFICATE OF CORRECTION

                   TO THE ARTICLES OF MERGER OF

                           QUAZON CORP.


     The undersigned, being the duly-elected and incumbent
President of Quazon Corp., a Nevada corporation (the "Company"), acting, pursuant to Section 78.0295 of the Nevada Revised
Statues, adopts the following Certificate of Correction for such Company.

     FIRST:  The name of the Company is "Quazon Corp."

     SECOND:  On November 14, 1997, the Company filed with the
Nevada Secretary of State Articles of Merger of Quazon Corp. (a
Utah corporation) and the Company (the "Articles of Merger").

     THIRD: Paragraph 1.1 of the Articles of Merger incorrectly states in relevant part that "the name of the Surviving, Corporation shall become 'Quazon Mountain Holdings, Inc."' This statement is incorrect because it misstates the proper name of the Surviving Corporation (i.e., the Company).

     FOURTH: Paragraph 1.1 of the Articles of Merger should state in relevant part that "the name of the Surviving
Corporation shall become 'Quazon Corp."'

     This Certificate of Correction shall be effective on the effective date of the Articles of Merger, except as to persons relying, on the uncorrected Articles of Merger and adversely effected by this correction. As to those persons, this Certificate shall be effective when filed.

                                   QUAZON CORP., a Nevada corporation


Date: 9-16-98                      By
                                   Steven D. Moulton, President